Exhibit 99.2

NewsRelease

TC PipeLines, LP Closes Great Lakes Gas Transmission Acquisition

CALGARY, Alberta – February 22, 2007 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced it has closed the acquisition of a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes) from El Paso for approximately US$962 million, subject to certain closing adjustments, including US$212 million of assumed debt.

“With the acquisition of Great Lakes, the Partnership now has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines delivering to a diverse market base in the Western, Midwestern, and Northeastern U.S. as well as Eastern Canada,” said Russ Girling, chief executive officer of the general partner, TC PipeLines GP, Inc. “As a result of the Partnership’s acquisition activity in the past year, we have significantly expanded the size of our asset base and strengthened the Partnership.”

The acquisition was partially financed through a private placement of 17,356,086 common units at $34.57 per common unit for gross proceeds of $600 million announced on February 21, 2007. The placement closed concurrently with the acquisition. The common units were sold to new and existing institutional accredited investors. The Partnership financed the balance of the total consideration with a draw on its $950 million senior debt credit facility announced on February 13, 2007.

Great Lakes owns and operates a 2,115 mile interstate natural gas pipeline system with a design capacity of 2.5 billion cubic feet per day. Extending from the Minnesota-Manitoba border at Emerson to the Michigan-Ontario border at St. Clair, Great Lakes provides a direct, cost-effective link between Western Canada’s abundant natural gas basin and major industrial and market centers in Minnesota, Wisconsin, Michigan and eastern Canada.

TC PipeLines, LP is a publicly traded limited partnership. With the close of the acquisition of a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership, TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines including

Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (99 per cent owned or controlled). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Shela Shapiro	(403) 920-7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

investor_relations@tcpipelineslp.com